Exhibit (13)(d)

FIRST SUPPLEMENTAL INDENTURE OF TRUST

THIS FIRST SUPPLEMENTAL INDENTURE OF TRUST (this “First Supplemental Indenture”), dated as of August 22, 2013, is by and between KAYNE ANDERSON MLP INVESTMENT COMPANY, a Maryland corporation (the “Issuer”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association duly organized and operating under the laws of the United States of America (together with its successors, the “Trustee”), as trustee hereunder (all capitalized terms used in these preambles, recitals and granting clauses shall have the same meanings assigned thereto in Article I hereof);

W I T N E S S E T H:

WHEREAS, the Issuer has entered into an Indenture of Trust, dated as of August 22, 2013 (the “Original Indenture”), between the Issuer and the Trustee;

WHEREAS, the Issuer desires to enter into this First Supplemental Indenture in order to issue Series HH Notes (defined below) pursuant to the terms of the Original Indenture, including Section 3.1 thereof;

WHEREAS, the Issuer represents that it has been formed and is validly existing as a Maryland corporation and that by proper action it has duly authorized the issuance of $175,000,000 of its Series HH floating rate senior notes (the “Series HH Notes”), and it has by proper action authorized the execution and delivery of this First Supplemental Indenture;

WHEREAS, the Series HH Notes constitute Securities as defined in the Original Indenture; and

WHEREAS, the Trustee has agreed to accept the trust obligations set forth upon the terms herein set forth;

NOW, THEREFORE, it is mutually covenanted and agreed as follows:

ARTICLE I.

DEFINITIONS AND USE OF PHRASES

SECTION 1.01 DEFINITIONS. All words and phrases defined in Article I of the Original Indenture shall have the same meaning in this First Supplemental Indenture, except as otherwise appears in Schedule I hereto. The additional terms set forth in Schedule I hereto have the meanings specified therein unless the context clearly requires otherwise.

SECTION 1.02 INTERPRETATION. References to sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs are to such sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs contained in this First Supplemental Indenture, as the case may be, unless specifically identified otherwise.

Words importing the masculine gender include the feminine gender. Words importing persons include firms, associations and corporations. Words importing the singular number include the plural number and vice versa. Additional terms are defined in the body of this First Supplemental Indenture and the Appendices hereto.

In the event that any term or provision contained herein with respect to the Series HH Notes shall conflict with or be inconsistent with any term or provision contained in the Original Indenture, the terms and provisions of this First Supplemental Indenture shall govern.

ARTICLE II.

NOTE DETAILS, FORM OF NOTES, REDEMPTION OF

NOTES AND USE OF PROCEEDS OF NOTES

SECTION 2.01 GENERAL TERMS.

(a) Designation: A series of KYN Notes having an aggregate principal amount of $175,000,000, is designated “Series HH Floating Rate Senior Notes.” The principal amount of the Series HH Notes shall be due and payable at the Stated Maturity; provided, however, if the Stated Maturity would otherwise be a day that is not a Business Day, the Stated Maturity will be the next succeeding Business Day, and no additional interest shall accrue as a result of such delayed payment. The Series HH Interest Period for Series HH Notes shall be the period commencing on a Series HH Interest Payment Date (or, with respect to the initial Series HH Interest Period only, commencing on the Original Issue Date) and ending on the day before the next succeeding Series HH Interest Payment Date. The Series HH Notes shall have an initial Series HH Interest Payment Date of September 19, 2013. The Series HH Notes shall have such other terms and conditions as are set forth herein. The Series HH Notes shall constitute a separate series of KYN Notes.

(b) Subject to Section 2.03(k) hereof, the Board of Directors of the Issuer may, in the future, without further consent of the Holders of the Series HH Notes or the holders of shares of stock of the Issuer, authorize an increase in the aggregate principal amount of Outstanding Series HH Notes or the issuance of additional Series HH Notes, with the same terms and conditions of the respective series herein described, except that the initial Interest Payment Date and any other changes in the terms herein set forth shall be as set forth in a supplemental indenture.

(c) The Series HH Notes shall initially be represented by one or more Global Securities. The Global Securities representing Series HH Notes, as described in paragraph (d) below, shall be in substantially the form set forth in Appendix A hereto, with such appropriate insertions, notations, legends and other variations as are required or permitted by the Indenture or any supplemental indenture. The Series HH Notes and the rights and duties of the Issuer, the Trustee, any Paying Agent, the Holders thereof (and of the Securities of any other series), shall be subject to and governed by the Indenture (including as it has been amended and supplemented by this First Supplemental Indenture and as it may be hereafter amended or supplemented by any supplemental indenture thereto pursuant to the applicable provisions thereof).

(d) Except as otherwise provided in this Section, the Series HH Notes in the form of one or more Global Securities shall be registered in the name of the Securities Depository or its nominee and ownership thereof shall be maintained in book-entry form by the Securities Depository for the account of the related Agent Members. Initially, each Global Security shall be registered in the name of Cede & Co., as the nominee of The Depository Trust Company. The Global Securities may be transferred, in whole but not in part, only to the Securities Depository or a nominee of the Securities Depository or to a successor Securities Depository selected or approved by the Issuer or to a nominee of such successor Securities Depository. Each Global Security shall bear a legend substantially to the following effect: “Except as otherwise provided in the Indenture, this Global Security may be transferred, in whole but not in part, only to the Securities Depository (as defined in the First Supplemental Indenture) to another nominee of the Securities Depository or to a successor Securities Depository or to a nominee of a successor Securities Depository.”

SECTION 2.02 INTEREST.

(a) The Series HH Notes will bear interest from the date of issue at a floating rate equal to the Adjusted LIBOR Rate from time to time, payable quarterly on the 19th day of each March, June, September and December in each year (commencing September 19, 2013) and at the Stated Maturity (each such date being referred to as a “Series HH Interest Payment Date,” provided, that if any such date shall not be a Business Day, such Series HH Interest Payment Date shall be postponed to be the next Business Day) and shall bear interest on overdue principal (including any overdue required or optional prepayment of principal), LIBOR Breakage Amount, if any, and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Default Rate until paid. Interest shall be subject to adjustment in accordance with Section 2.07.

Interest on the Series HH Notes shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

The Adjusted LIBOR Rate for the Series HH Notes shall be determined by the Calculation Agent, and notice thereof shall be given by Calculation Agent to the Issuer and the Holders of the Series HH Notes, together with such information as the Series HH Required Holders may reasonably request for verification, on or promptly after the second London Business Day preceding each Series HH Interest Period (which, in the case of the first Series HH Interest Period, shall be on or promptly after the third London Business Day before the Original Issue Date). The Calculation Agent’s determination of the Adjusted LIBOR Rate shall be conclusive, absent manifest error.

(b)

(i) The Issuer shall pay to the Paying Agent not later than 3:00 p.m., City of New York time on the Business Day next preceding each Series HH Interest Payment Date for Series HH Notes, an aggregate amount of funds available on the next Business Day in the City of New York, New York, equal to the interest to be paid to all Holders of such Series HH Notes on such Interest Payment Date. The Issuer shall not be required to establish any reserves for the payment of interest.

(ii) All moneys paid to the Paying Agent for the payment of interest shall be held in trust for the payment of such interest by the Paying Agent for the benefit of the Holders specified in subparagraph (b)(iii) of this Section 2.02. Any moneys paid to the Paying Agent in accordance with the foregoing but not applied by the Paying Agent to the payment of interest, including interest (if any) earned on such moneys (subject to Section 6.6 of the Original Indenture), will, to the extent permitted by law, be repaid to the Issuer at the end of ninety (90) days from the date on which such moneys were to have been so applied, subject to the requirements and protections of Section 10.3 of the Original Indenture.

(iii) Each interest payment on Series HH Notes shall be paid on the Series HH Interest Payment Date therefor to the Holders of that series as their names appear on the Security Register on the Business Day next preceding such Series HH Interest Payment Date (the “Regular Record Date”). Interest in arrears for any past Series HH Interest Period may be paid at any time, without reference to any regular Series HH Interest Payment Date, to the Holders as their names appear on the Security Register on such date, not exceeding fifteen (15) days preceding the payment date thereof, as may be fixed by the Issuer, notwithstanding anything to the contrary contained in Section 3.7 of the Original Indenture. Except as set forth in Section 2.02(a), no interest will be payable in respect of any interest payment or payments that may be in arrears.

(c) Any Interest Payment made on Series HH Notes shall first be credited against the earliest accrued but unpaid interest due with respect to such Series HH Notes.

SECTION 2.03 PREPAYMENT.

(a) Optional Prepayments of the Series HH Notes with Series HH Prepayment Amount and LIBOR Breakage Amount. The Issuer may, at its option, beginning thirty (30) days after the Original Issue Date, and to the extent prepayment of the Series HH Notes (specifically including the applicable Series HH Prepayment Amount, the LIBOR Breakage Amount and accrued interest on the Series HH Notes) in accordance with the provisions of this Section 2.03(a) is permitted under the 1940 Act and Maryland law, upon notice as provided below, prepay at any time all or any part of the Series HH Notes in an amount not less than 5% of the aggregate principal amount of the Series HH Notes then outstanding, in the case of a partial prepayment, at 100% of the principal amount so prepaid together with accrued interest thereon to the date of such prepayment and the Series HH Prepayment Amount, if any, and any LIBOR Breakage Amount (unless the date specified for prepayment is a Series HH Interest Payment Date) determined for the prepayment date with respect to such principal amount. The Issuer will cause written Notice of Prepayment under this Section 2.03(a) to be given to each Holder of Series HH Notes, through notice to the Trustee who in turn shall deliver such notice to each Holder of Series HH Notes, not fewer than 25 days and not more than 75 days prior to the date fixed for such prepayment. Subject to Section 11.4 of the Original Indenture, each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of each Series HH Note to be prepaid on such date and the interest to be paid on the prepayment date. Promptly after the Issuer receives the determination thereof from the Holder, the Issuer shall give the Trustee and the Paying Agent notice of the LIBOR Breakage Amount for such prepayment date and the Trustee and the Paying Agent shall be entitled to conclusively rely (without any requirement for independent investigation) on such notice as to the amount of such LIBOR Breakage Amount.

(b) Prepayments of Series HH Notes 90 Days Prior to Maturity at Par. Notwithstanding anything contained herein to the contrary, so long as no Default or Event of Default exists, the Issuer may, at its option, upon notice as provided below prepay all of the Series HH Notes on or after the date which is 90 days prior to the Stated Maturity at 100% of the principal amount of such Notes, together with interest on such Series HH Notes accrued to the date of prepayment and without any Series HH Prepayment Amount or LIBOR Breakage Amount. The Issuer will cause written Notice of Prepayment under this Section 2.03(b) to be given to each Holder of Series HH Notes, through notice to the Trustee who in turn shall deliver such notice to each Holder of Series HH Notes, not fewer than 25 days and not more than 75 days prior to the date fixed for such prepayment. Subject to Section 11.4 of the Original Indenture, each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of each Series HH Note to be prepaid on such date and the interest to be paid on the prepayment date.

(c) Prepayment during Extended 10-Day Period. The Issuer may, upon notice as required below, prepay all or any part of the Series HH Notes to cure a Default under Section 5.01(c) (consisting solely of a Default under Section 3.07), at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, and the Series HH Prepayment Amount and any LIBOR Breakage Amount determined for such prepayment date with respect to the principal amount. The Issuer will give each Holder of Series HH Notes written Notice of Prepayment, through the Trustee who in turn shall deliver such notice to each Holder of Series HH Notes, under this Section 2.03(c) prior to the end of the Initial 30-Day Period, provided that such notice must be given seven (7) days or more before the prepayment date. Subject to Section 11.4 of the Original Indenture, such notice shall specify such date (which shall be a Business Day) prior to the end of the Extended 10-Day Period on which the Series HH Notes are to be prepaid, the aggregate principal amount of Series HH Notes to be prepaid, the principal amount of Series HH Notes held by such Holder to be prepaid, and the interest and Series HH Prepayment Amount and any LIBOR Breakage Amount to be prepaid. In the event the Issuer makes any partial prepayment of Series HH Notes, the Existing Notes and any other Senior Securities to cure any Default under Section 5.01(c) during the Extended 10-Day Period, the principal amount of Series HH Notes, Existing Notes and any other Senior Securities to be prepaid shall be allocated by the Issuer among all of the Series HH Notes, Existing Notes and other Senior Securities at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment, subject to such adjustments as may be required so that Series HH Notes may be prepaid in authorized denominations and so that the unprepaid portion of any Series HH Note shall be in an authorized denomination. Notwithstanding anything to the contrary set forth herein, the Series HH Prepayment Amount for the Series HH Notes prepaid shall be determined in accordance with Section 2.06; provided, however, that the amount of Series HH Notes, the Existing Notes and the other Senior Securities to be prepaid during the Extended 10-Day Period shall at no time exceed an amount necessary for the Issuer to be in pro forma compliance with Section 3.07 after giving effect to such prepayment. Promptly after the determination thereof, the Issuer shall give the Trustee and the Paying Agent notice of the permitted principal amount of Series HH Notes to be prepaid pursuant to this clause (c) and of the LIBOR Breakage Amount for any prepayment pursuant to this clause (c) and the Trustee and the Paying Agent shall be entitled to conclusively rely (without any requirement for independent investigation) on such notice as to the permitted amount of such prepayment and the amount of such LIBOR Breakage Amount.

(d) In the event of a prepayment pursuant to Section 2.03, the Issuer will file a notice of its intention to prepay with the Commission so as to provide at least the minimum notice to the Commission required under Rule 23c-2 under the 1940 Act or any successor provision. In addition, the Issuer shall deliver a notice of prepayment to the Paying Agent and the Trustee (the “Notice of Prepayment”) containing the information set forth below, at least two (2) Business Days prior to notice being given to the Holders (15 days if the Series HH Notes are not in the form of one or more Global Securities) for purposes of providing the notice specified in Sections 2.03(a), (b) or (c). The Trustee will use its reasonable efforts to provide such Notice of Prepayment to each Holder of Series HH Notes called for prepayment by electronic or other reasonable means not later than the close of business on the Business Day immediately following the day on which the Trustee determines the Series HH Notes to be prepaid, provided that with respect to Series HH Notes represented by one or more Global Securities, beneficial interests therein shall be selected for prepayment by the Securities Depository in accordance with its customary procedures therefor (or, during a Default Period with respect to such Series HH Notes, not later than the close of business on the second Business Day (the fifteenth day if the Series HH Notes are not in the form of one or more Global Securities) immediately following the day on which the Trustee receives Notice of Prepayment from the Issuer). Notice of Prepayment will be addressed to the registered owners of Series HH Notes at their addresses appearing in the Security Register. Such Notice of Prepayment will set forth (subject to Section 11.4 of the Original Indenture) (i) the date fixed for prepayment, (ii) the principal amount and identity of Series HH Notes to be prepaid, (iii) the prepayment price (specifying the amount of accrued interest to be included therein and the other required amounts), if any, (iv) that interest on the Series HH Notes to be prepaid will cease to accrue on such date fixed for prepayment, and (v) the provision under which prepayment shall be made. No defect in the Notice of Prepayment or in the transmittal or mailing thereof will affect the validity of the prepayment proceedings, except as required by applicable law. If fewer than all Series HH Notes held by any Holder are to be prepaid, the Notice of Prepayment mailed to such Holder shall also specify the principal amount of Series HH Notes to be prepaid to such Holder.

(e) Notwithstanding the provisions of paragraph (a) of this Section 2.03, no Series HH Notes may be prepaid unless all interest on the Outstanding Series HH Notes and all KYN Notes of the Issuer ranking on a parity with the Series HH Notes, have been or are being contemporaneously paid or set aside for payment (i.e., no payment of such interest shall be overdue without being set aside for payment); provided, however, that the foregoing shall not prevent the purchase or acquisition of all Outstanding Series HH Notes pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to, and accepted by, Holders of all Outstanding Series HH Notes.

(f) Upon the deposit of funds sufficient to prepay any Series HH Notes with the Paying Agent (including interest through the effective date of prepayment) and the giving of the Notice of Prepayment to the Trustee under paragraph (d) of this Section 2.03, additional interest on such Series HH Notes shall cease to accrue and such Series HH Notes shall no longer be deemed to be Outstanding for any purpose (including, without limitation, for purposes of calculating whether the Issuer has maintained the requisite Senior Notes Basic Maintenance Amount or the 1940 Act Senior Notes Asset Coverage), and all rights of the Holder of the Series HH Notes so called for prepayment shall cease and terminate, except the right of such Holder to receive the prepayment price specified herein, but without any interest or other additional amount. Such prepayment price shall be paid by the Paying Agent to the nominee of the Securities Depository. The Issuer shall be entitled to receive from the Paying Agent, promptly after the date fixed for prepayment, any cash deposited with the Paying Agent in excess of (i) the aggregate prepayment price of the Series HH Notes called for prepayment on such date and (ii) such other amounts, if any, to which Holders of the Series HH Notes called for prepayment may be entitled. Any funds so deposited that are unclaimed at the end of two (2) years from such prepayment date shall, to the extent permitted by law, be repaid to the Issuer, after which time the Holders of Series HH Notes so called for prepayment may look only to the Issuer for payment of the prepayment price and all other amounts, if any, to which they may be entitled. The Issuer shall be entitled to receive, from time to time after the date fixed for prepayment, any interest earned on the funds so deposited, subject to Section 6.6 of the Original Indenture.

(g) To the extent that any prepayment for which Notice of Prepayment has been given is not made by reason of the absence of legally available funds therefor, or is otherwise prohibited, such prepayment shall be made as soon as practicable to the extent such funds become legally available or such prepayment is no longer otherwise prohibited. Notwithstanding the preceding sentence, failure to prepay any series of Series HH Notes shall be deemed to exist at any time after the date specified for prepayment in a Notice of Prepayment when the Issuer shall have failed, for any reason whatsoever, to deposit in trust with the Paying Agent the prepayment price with respect to any Series HH Notes for which such Notice of Prepayment has been given. Notwithstanding the fact that the Issuer may not have prepaid any Series HH Notes for which a Notice of Prepayment has been given, interest may be paid on a series of Series HH Notes and shall include those Series HH Notes for which Notice of Prepayment has been given but for which deposit of funds has not been made.

(h) All moneys paid to the Paying Agent for payment of the prepayment price of any Series HH Notes called for prepayment shall be held in trust by the Paying Agent for the benefit of Holders of Series HH Notes to be prepaid.

(i) So long as any Series HH Notes are held of record by the nominee of the Securities Depository, the prepayment price for such Series HH Notes will be paid on the date fixed for prepayment to the nominee of the Securities Depository for distribution to the related Agent Members for distribution to the Persons for whom they are acting as agent.

(j) Except for the provisions described above, nothing contained herein limits any right of the Issuer to purchase or otherwise acquire any Series HH Notes at any price, whether higher or lower than the price that would be paid in connection with any prepayment, so long as, at the time of any such purchase, there is no arrearage in the payment of interest on, or the prepayment price with respect to, any Series HH Notes for which Notice of Prepayment has been given and the Issuer is in compliance with the 1940 Act Senior Notes Asset Coverage and has Eligible Assets with an aggregate Discounted Value at least equal to the

Senior Notes Basic Maintenance Amount after giving effect to such purchase or acquisition on the date thereof. If fewer than all the Outstanding Series HH Notes are prepaid or otherwise acquired by the Issuer, the Issuer shall give notice of such transaction to the Trustee, in accordance with the procedures agreed upon by the Board of Directors.

(k) The Defeasance and Covenant Defeasance provisions of Article XII of the Original Indenture shall apply to the Series HH Notes.

SECTION 2.04 ALLOCATION OF PARTIAL PREPAYMENTS. In the case of each partial prepayment of the Series HH Notes pursuant to Section 2.03(a) or 2.03(c), the principal amount of the Series HH Notes to be prepaid shall be allocated among all of the Series HH Notes then being prepaid at the time Outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment, subject to such adjustments as may be required so that Series HH Notes may be prepaid in authorized denominations and so that the unprepaid portion of any Series HH Note shall be in an authorized denomination and, while the Series HH Notes are represented by one or more Global Securities, subject to the procedures of the Securities Depository for the selection of beneficial interests therein for prepayment.

SECTION 2.05 MATURITY; SURRENDER, STATUS, ETC. In the case of each prepayment of Series HH Notes pursuant to this Article II, the principal amount of each Series HH Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Series HH Prepayment Amount and any LIBOR Breakage Amount. From and after such date, unless the Issuer shall fail to pay such principal amount when so due and payable, together with the interest and applicable Series HH Prepayment Amount and any LIBOR Breakage Amount, interest on such principal amount shall cease to accrue. Any Series HH Note paid or prepaid in full shall be surrendered to the Trustee and cancelled and shall not be reissued, and no Series HH Note shall be issued in lieu of any prepaid principal amount of any Series HH Note.

SECTION 2.06 FLOATING RATE PREPAYMENT AMOUNT. “Series HH Prepayment Amount” means with respect to any prepayment pursuant to Section 2.03(a) or in connection with any declaration pursuant to Section 5.02 with respect to the Series HH Notes, an amount equal to 2.00% of the principal amount so prepaid, and with respect to any prepayment pursuant to Section 2.03(c), an amount equal to 1.00% of the principal amount so prepaid.

SECTION 2.07 ADJUSTMENT PERIOD. Without limiting the provisions of Section 3.08, in addition to all other amounts due and payable hereunder and under the Series HH Notes, the Adjusted LIBOR Rate applicable to each Series HH Notes (including any Default Rate applicable thereto) shall be increased by an amount equal to 1.00% per annum during any Adjustment Period. Neither the Trustee nor the Calculation Agent shall be deemed to have notice of any Adjustment Period unless a Responsible Officer of the Trustee or the Calculation Agent, as the case may be, has actual knowledge thereof or unless written notice of any event which is in fact such an Adjustment Period is received by the Trustee or the Calculation Agent, as the case may be, at the Corporate Trust Office of the Trustee or the Calculation Agent, as the case may be, and such notice references the Series HH Notes and the Indenture.

SECTION 2.08 DELIVERY OF NOTES. Upon the execution and delivery of this First Supplemental Indenture, the Issuer shall execute and deliver to the Trustee and the Trustee shall authenticate the Series HH Notes and deliver them to The Depository Trust Company and as hereinafter in this Section provided. Except for the Exchange Notes (as defined in Appendix A), each Series HH Note shall bear a legend shown in Appendix A stating its private placement transfer restrictions. Prior to the delivery by the Trustee of any of the Series HH Notes, there shall have been filed with or delivered to the Trustee the following (subject to compliance with all other requirements provided for in the Original Indenture for the authentication and delivery of Securities):

(a) A resolution duly adopted by the Issuer, certified by the Secretary or other Authorized Officer thereof, authorizing the execution and delivery of this First Supplemental Indenture and the issuance of the Series HH Notes.

(b) Duly executed copies of this First Supplemental Indenture and a copy of the Indenture.

(c) Rating letters from each Rating Agency rating the Series HH Notes.

(d) An opinion of Counsel pursuant to Sections 3.3 and 9.3 of the Original Indenture.

SECTION 2.09 TRUSTEE’S AUTHENTICATION CERTIFICATE. The Trustee’s authentication certificate upon the Series HH Notes shall be substantially in the form provided in Appendix B hereto. No Series HH Note shall be secured hereby or entitled to the benefit hereof, or shall be valid or obligatory for any purpose, unless a certificate of authentication, substantially in such form, has been duly executed by the Trustee; and such certificate of the Trustee upon any Series HH Note shall be conclusive evidence and the only competent evidence that such Series HH Note has been authenticated and delivered hereunder. The Trustee’s certificate of authentication shall be deemed to have been duly executed by it if manually signed by an authorized signatory of the Trustee, but it shall not be necessary that the same person sign the certificate of authentication on all of the Series HH Notes issued hereunder.

ARTICLE III.

AFFIRMATIVE COVENANTS

The covenants contained in this Article III shall be solely for the benefit of the Series HH Notes.

The Issuer covenants that so long as any of the Series HH Notes are Outstanding:

SECTION 3.01 COMPLIANCE WITH LAW. Without limiting Section 4.03, the Issuer will comply with all laws, ordinances or governmental rules or regulations to which it is subject, including, without limitation, ERISA, the USA Patriot Act, Environmental Laws and Foreign Activities Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Without limiting the foregoing, the Issuer shall remain in material compliance, at all times with the 1940 Act, including, but not limited to, all leverage provisions specified in the 1940 Act.

SECTION 3.02 INSURANCE. The Issuer will maintain, with financially sound and reputable insurers, insurance with respect to its properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

SECTION 3.03 MAINTENANCE OF PROPERTIES. The Issuer will maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Issuer from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Issuer has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.04 PAYMENT OF TAXES. The Issuer will file all income tax or similar tax returns required to be filed in any jurisdiction and shall pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by it, to the extent the same have become due and payable and before they have become delinquent, provided that the Issuer need not pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Issuer on a timely basis in good faith and in appropriate proceedings, and the Issuer has established adequate reserves therefor in accordance with GAAP on the books of the Issuer or (ii) the nonpayment of all such taxes, assessments, charges and levies in the aggregate would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05 CORPORATE EXISTENCE, ETC. Subject to Section 4.02, the Issuer will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 4.02, the Issuer will at all times preserve and keep in full force and effect all rights and franchises of the Issuer unless, in the good faith judgment of the Issuer, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.06 BOOKS AND RECORDS. The Issuer will maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Issuer, as the case may be.

SECTION 3.07 ASSET COVERAGE(a) The Issuer shall maintain, as of the last day of each month, the 1940 Act Asset Coverage.

(b) The Issuer shall satisfy, as of each Valuation Date, the Basic Maintenance Test.

SECTION 3.08 CURRENT RATING ON THE SERIES HH NOTES. The Issuer shall at all times maintain a current rating given by a NRSRO of at least Investment Grade with respect to the Series HH Notes and shall not at any time have any rating given by a NRSRO of less than Investment Grade with respect to the Series HH Notes.

SECTION 3.09 MOST FAVORED LENDER STATUS. In the event that the Issuer shall at any time after the Original Issue Date enter into, assume or otherwise become bound by or obligated under any agreement creating or evidencing Indebtedness of the Issuer in excess of $10,000,000 in principal amount (other than Indebtedness permitted by Section 4.06) (a “Reference Agreement”) containing one or more Additional Covenants, the terms of this First Supplemental Indenture shall, without any further action on the part of the Issuer or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant contained in such Reference Agreement. The Issuer further covenants to promptly execute and deliver at its expense (including, without limitation, the fees and expenses of counsel for the Holders of the Notes) an amendment to this First Supplemental Indenture in form and substance satisfactory to the Series HH Required Holders evidencing the amendment of this Agreement to include such Additional Covenants, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 3.09, but shall merely be for the convenience of the parties hereto.

Notwithstanding the foregoing, (A) if any Additional Covenant that has been incorporated herein pursuant to this Section 3.09 is subsequently amended or modified in the relevant Reference Agreement, such Additional Covenant, as amended or modified, shall be deemed incorporated by reference into this Agreement and replace such Additional Covenant as originally incorporated, mutatis mutandi, as if set forth fully in this First Supplemental Indenture, effective beginning on the date on which such amendment or modification is effective under the relevant Reference Agreement and (B) if any Additional Covenant that has been incorporated herein pursuant to this Section 3.09 is subsequently removed or terminated from the relevant Reference Agreement or the Issuer is otherwise no longer required to comply therewith under the relevant Reference Agreement, the Issuer, beginning on the effective date such Additional Covenant is removed or terminated from the relevant Reference Agreement or the Issuer otherwise no longer required to comply with such Additional Covenant, shall no longer be or remain obligated to comply with such Additional Covenant hereunder. In the event that an Additional Covenant is amended, modified, removed or terminated pursuant to this Section 3.09 and the Issuer and the Series HH Required Holders previously entered into an amendment to incorporate such Additional Covenant herein, the Holders of the Series HH Notes, upon the request of the Issuer, shall enter into an amendment to this First Supplemental Indenture to reflect such amendment, modification, removal or termination of such Additional Covenant;

provided that the failure of the Holders of the Series HH Notes and the Issuer to execute and deliver any such amendment shall not adversely affect the automatic incorporation of any amended or modified Additional Covenants into, or the automatic removal or termination of Additional Covenants from, this First Supplemental Indenture as provided above in this Section 3.09.

Notwithstanding anything herein to the contrary, no Additional Covenant or any amendment or modification thereof which affects the Trustee’s own rights, duties or immunities under the Indenture may be incorporated into this First Supplemental Indenture without its consent thereto.

SECTION 3.10 RANKING OF OBLIGATIONS. The Issuer’s payment obligations under this First Supplemental Indenture and the Series HH Notes shall at all times rank pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness and senior to any mandatorily redeemable Preferred Stock issued by the Issuer.

SECTION 3.11 MAINTENANCE OF STATUS. The Issuer will remain a non-diversified, closed-end company registered with the Commission under the 1940 Act. The Issuer will also invest at least 85% of its Total Assets in energy-related limited partnerships and their affiliates and in other companies that, as their principal business, operate assets used in the gathering, transporting, processing, storing, refining, distributing, mining or marketing of natural gas, natural gas liquids, crude oil, refined petroleum products or coal.

ARTICLE IV.

NEGATIVE COVENANTS

The covenants contained in this Article IV shall be solely for the benefit of the Series HH Notes.

The Issuer covenants that so long as any of the Series HH Notes are Outstanding:

SECTION 4.01 TRANSACTIONS WITH AFFILIATES. The Issuer will comply with the 1940 Act provisions, rules and regulations relating to transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate and such transactions shall be pursuant to the reasonable requirements of the Issuer’s business and upon terms fair and reasonable to the Issuer.

SECTION 4.02 MERGER, CONSOLIDATION, ETC. This Section 4.02 supersedes Section 8.1 of the Original Indenture with respect to the Series HH Notes. The Issuer will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Issuer, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Issuer is not such corporation or limited liability company, such corporation or limited liability company shall have executed and delivered to the Trustee a supplemental indenture in form satisfactory to the Trustee in which it shall assume the due and punctual performance and observance of each covenant and condition of the Indenture and the Series HH Notes;

(b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default with respect to the Series HH Notes shall have occurred and be continuing; and

(c) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this Article and that all conditions precedent provided for in the Indenture with respect to the Series HH Notes relating to such transaction have been complied with.

No such conveyance, transfer or lease of substantially all of the assets of the Issuer shall have the effect of releasing the Issuer or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 4.02 from its liability under the Indenture or the Series HH Notes.

SECTION 4.03 TERRORISM SANCTIONS REGULATIONS. (a) The Issuer will not and will not permit any Subsidiary or Controlled Affiliate to (i) become a Blocked Person or (ii) engage in any dealings or transactions with any Blocked Person.

(b) The Issuer (i) shall not provide goods or services in the Energy Sector in Iran and (ii) shall promptly notify the Holders of Series HH Notes (through the Trustee) if it has been placed on a list (or has been notified that it may be placed on a list) by any state or Governmental Authority as a party providing goods or services in the Energy Sector in Iran.

SECTION 4.04 CERTAIN OTHER RESTRICTIONS. (a) If the Rating Agency Guidelines require the Issuer to receive a prior written confirmation that certain actions would not impair the rating then assigned by the Rating Agency to a Senior Security, then the Issuer will not engage in such actions, unless it has received written confirmation from each such Rating Agency that such actions would not impair the rating then assigned by such Rating Agency.

(b) The Issuer will not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, common shares or other shares of capital stock of the Issuer) upon any class of shares of capital stock of the Issuer or prepay, purchase or otherwise acquire any capital stock of the Issuer, unless, in every such case, immediately after such transaction, the 1940 Act Asset Coverage would be achieved after deducting the amount of such dividend, distribution, redemption price or purchase price, as the case may be; provided, however, that dividends may be declared upon, and the Issuer may prepay, purchase or otherwise acquire any Preferred Stock of the Issuer if the Series HH Notes and any other Senior Securities have an asset coverage (as determined in accordance with Section 18(h) of the 1940 Act as in effect on the date of Closing) of at least 200% at the time of declaration of dividends or the date of redemption or purchase, after deducting the amount of such dividend, redemption price or purchase price.

(c) A declaration of a dividend or other distribution on or purchase or redemption of any common or preferred shares of capital stock of the Issuer is prohibited (i) at any time that an Event of Default has occurred and is continuing or (ii) if after giving effect to such declaration, the Issuer would not satisfy the Basic Maintenance Test.

SECTION 4.05 NO SUBSIDIARIES. The Issuer will not at any time have any Subsidiaries other than such entities from time to time that may represent portfolio investments consistent with the Issuer’s investment objective and strategies (such entities being referred to as “Controlled Portfolio Entities”), which Controlled Portfolio Entities shall not be consolidated with the Issuer for the purposes of any covenants, agreements or other determinations hereunder.

SECTION 4.06 SECURED DEBT. The Issuer will not at any time permit the aggregate unpaid principal amount of all Indebtedness of the Issuer secured by Liens on any assets of the Issuer (“Secured Indebtedness”) to be outstanding for more than 60 days at a time without repayment thereof and, in addition, will not permit Secured Indebtedness to exceed 5% of the Total Assets at the time of incurrence of any such Indebtedness, provided for purposes of this section, short sales, futures transactions and swap transactions effected in accordance with the 1940 Act and applicable interpretive guidance issued by the SEC will not be prohibited or restricted by this covenant.

ARTICLE V.

EVENTS OF DEFAULT AND REMEDIES

The provisions contained in this Article V shall be solely for the benefit of the Series HH Notes.

SECTION 5.01 EVENTS OF DEFAULT. Sections 5.01, 5.02 and 5.04 of this First Supplemental Indenture supersede Sections 5.1 and 5.2 of the Original Indenture with respect to the Series HH Notes. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Issuer defaults in the payment of any principal or Series HH Prepayment Amount, if any, or LIBOR Breakage Amount, if any, on any Note when the same becomes due and payable, whether at Stated Maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Issuer defaults in the payment of any interest on any Series HH Note for more than five Business Days after the same becomes due and payable; or

(c) the Issuer defaults in the performance of or compliance with any term contained in Sections 6.01(d), 3.07, 3.08, 4.04(b), 4.04(c) and 4.06 and any Additional Covenant incorporated herein pursuant to Section 3.09, and such default is not remedied within 30 days of such default, provided, that in the case of any such default under Section 3.07, such 30-day period (the “Initial 30-Day Period”) shall be extended by an additional 10-day period

(the “Extended 10-Day Period”) if the Issuer shall have given notice prior to the end of such Initial 30-Day Period of an optional prepayment of such principal amount of any of the Series HH Notes pursuant to Section 2.03(c), the Existing Notes pursuant to either or both of Sections 8.2.1 or 8.2.2 of the Existing Note Purchase Agreements and any other Senior Securities which, when consummated, shall be sufficient to cure such default; or

(d) the Issuer defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 5.01(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer of the Issuer obtaining actual knowledge of such default and (ii) the Issuer receiving written notice of such default from any holder of a Series HH Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 5.01(d)); or

(e) any representation or warranty made in writing by or on behalf of the Issuer or by any officer of the Issuer in this First Supplemental Indenture or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Issuer is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $5,000,000 beyond any period of grace provided with respect thereto, or (ii) the Issuer is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $5,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be) due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(g) the Issuer (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Issuer, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Issuer, or any such petition shall be filed against the Issuer and such petition shall not be dismissed within 60 days; or

(i) a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 are rendered against the Issuer and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j) KA Fund Advisors, LLC or one of its Affiliates is no longer the advisor of the Issuer; or

(k) if, pursuant to Section 18(a)(1)(c)(ii) of the 1940 Act, on the last day of each of twenty-four consecutive calendar months the Series HH Notes shall have an asset coverage of less than 100%; or

(l) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Issuer or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $35,000,000, (iv) the Issuer or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Issuer or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Issuer or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Issuer or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 5.01(l), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 5.02 ACCELERATION. (a) If an Event of Default with respect to the Issuer described in Section 5.01(g) or (h) (other than an Event of Default described in clause (i) of Section 5.01(g) or described in clause (vi) of Section 5.01(g) to the extent involving an action relating to clause (i) of Section 5.01(g)) has occurred, all the Series HH Notes then Outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Series HH Required Holders may at any time at its or their option, by notice or notices to the Issuer and the Trustee, declare all the Series HH Notes then Outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 5.01(a) or (b) has occurred and is continuing, any Holder or Holders of Series HH Notes at the time Outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Issuer and the Trustee, declare all the Series HH Notes held by it or them to be immediately due and payable.

Upon any Series HH Notes becoming due and payable under this Section 5.02, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Series HH Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Series HH Prepayment Amount determined in respect of such principal amount (to the full extent permitted by applicable law) and the LIBOR Breakage Amount, if any, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Issuer acknowledges, and the parties hereto agree, that each holder of a Series HH Note has the right to maintain its investment in the Series HH Notes free from prepayment by the Issuer (except as herein specifically provided for) and that the provision for payment of a Series HH Prepayment Amount and LIBOR Breakage Amount, if any, in the event that the Series HH Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

SECTION 5.03 OTHER REMEDIES. If any Event of Default has occurred and is continuing, and irrespective of whether any Series HH Notes have become or have been declared immediately due and payable under Section 5.02, the Holder of any Series HH Note at the time Outstanding may, with prior notice to the Trustee, proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Series HH Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise notwithstanding Section 5.7 of the Original Indenture.

SECTION 5.04 RESCISSION. At any time after any Series HH Notes have been declared due and payable pursuant to Section 5.02(b) or (c), the Series HH Required Holders, by written notice to the Issuer and the Trustee, may rescind and annul any such declaration and its consequences if (a) the Issuer has paid all overdue interest on the Series HH Notes, all principal of and Series HH Prepayment Amount, if any, and the LIBOR Breakage Amount, if any, on any Series HH Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal, Series HH Prepayment Amount, if any, and the LIBOR Breakage Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Series HH Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived, (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Series HH Notes, and (d) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel have been paid. No rescission and annulment under this Section 5.04 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

SECTION 5.05 NO WAIVERS OR ELECTION OF REMEDIES, EXPENSES, ETC. No course of dealing and no delay on the part of any Holder of any Series HH Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder’s rights, powers or remedies. No right, power or remedy conferred by this First Supplemental Indenture or by any Series HH Note upon any Holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. The Issuer will pay to the Holder of each Series HH Note on demand such further amount as shall be sufficient to cover all costs and expenses of such Holder incurred in any enforcement or collection under these Sections 5.02 through 5.05, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

ARTICLE VI.

INFORMATION AS TO THE ISSUER

The covenants contained in this Article VI shall be solely for the benefit of the Series HH Notes.

SECTION 6.01 FINANCIAL AND BUSINESS INFORMATION. The Issuer shall deliver or cause to be delivered to each Holder of Series HH Notes:

(a) Quarterly Statements — within 60 days (or such shorter period as is 15 days after the mailing of the Issuer’s quarterly report to its stockholders) after the end of each quarterly fiscal period in each fiscal year of the Issuer (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) an unaudited balance sheet of the Issuer, as at the end of such quarter, and

(ii) unaudited statements of operations and changes in net assets of the Issuer, for the portion of the fiscal year ending with such quarter,

all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that the Issuer shall be deemed to have made such delivery of such quarterly financial statements if it shall have timely made such quarterly financial statements available on its home page on the worldwide web (at the date of this Agreement located at http://www.kaynefunds.com) and shall have given such holder prior notice of such availability on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”) provided, further, that the Issuer agrees also to deliver hard copies of such financial statements to any Holder of Series HH Notes who has requested such delivery in writing within the time period required above, unless such written request was made within the last 10 days of the end of such time period, in which case, the Issuer will deliver such financial statements no later than 10 days after the conclusion of the time period required above;

(b) Annual Statements — within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Issuer’s Annual Report on Form N-CSR (the “Form N-CSR”) with the Commission regardless of whether the Issuer is subject to the filing requirements thereof) after the end of each fiscal year of the Issuer, duplicate copies of,

(i) a balance sheet and schedule of investments of the Issuer, as at the end of such year, and

(ii) statements of operations and changes in net assets of the Issuer, for such year,

all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Issuer’s Form N-CSR for such fiscal year prepared in accordance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this Section 6.01(b), and provided, further, that the Issuer shall be deemed to have made such delivery of such Form N-CSR if it shall have timely made Electronic Delivery thereof provided, further, that the Issuer agrees also to deliver hard copies of such financial statements to any Holder of Series HH Notes who has requested such delivery in writing within the time period required above, unless such written request was made within the last 10 days of the end of such time period, in which case, the Issuer will deliver such financial statements no later than 10 days after the conclusion of the time period required above;

(c) Commission and Other Reports — promptly upon their becoming available:

(i) one copy of each quarterly or annual financial statement, each regular or periodic report sent to the Issuer’s stockholders, each notice sent to the Issuer’s stockholders, each proxy statement and similar document filed with the Commission, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder) and each final prospectus and all amendments thereto filed by the Issuer with the Commission, and

(ii) if requested by a Holder of Series HH Notes, each financial statement, report or notice sent by the Issuer to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to any NRSRO.

(d) Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer of the Issuer becomes aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Issuer is taking or proposes to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer of the Issuer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Issuer or an ERISA Affiliate proposes to take with respect thereto:

(i) any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Issuer or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Issuer or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Issuer or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; and

(f) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Issuer (including, without limitation, actual copies of the quarterly and annual reports of the Issuer) or relating to the ability of the Issuer to perform its obligations under this First Supplemental Indenture and under the Series HH Notes as from time to time may be reasonably requested by such Holder of Series HH Notes (including any such information as may be reasonably necessary to complete any Holder Forms).

SECTION 6.02 OFFICER’S CERTIFICATE. Each set of financial statements delivered to a Holder of Series HH Notes pursuant to Section 6.01(a) or Section 6.01(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate delivery of such certificate to each Holder of Series HH Notes promptly upon the making of such Electronic Delivery):

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Issuer was in compliance with the requirements of Sections 3.07, 4.04(b), 4.04(c) and 4.06 and any Additional Covenant incorporated herein pursuant to Section 3.09 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Issuer from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Issuer shall have taken or proposes to take with respect thereto.

ARTICLE VII.

GENERAL PROVISIONS

SECTION 7.01 TRUSTEE AS PAYING AGENT. The Trustee shall serve as Paying Agent unless and until another entity appointed by a resolution of the Board of Directors enters into an agreement with the Issuer to serve as Paying Agent.

SECTION 7.02 DATE OF EXECUTION. This First Supplemental Indenture for convenience and for the purpose of reference is dated as of August [22], 2013.

SECTION 7.03 LAWS GOVERNING. It is the intent of the parties hereto that this First Supplemental Indenture shall in all respects be governed by and construed in accordance with the laws of the State of New York. The parties agree that all actions and proceedings arising out of this First Supplemental Indenture or any of the transactions contemplated hereby shall be brought as required by the Original Indenture, and otherwise be subject to the Original Indenture.

SECTION 7.04 SEVERABILITY. If any covenant, agreement, waiver, or part thereof in this First Supplemental Indenture contained be forbidden by any pertinent law or under any pertinent law be effective to render this First Supplemental Indenture invalid or unenforceable or to impair the lien hereof, then each such covenant, agreement, waiver, or part thereof shall itself be and is hereby declared to be wholly ineffective, and this First Supplemental Indenture shall be construed as if the same were not included herein.

SECTION 7.05 EXHIBITS. The terms of the Schedule and Exhibits attached to this First Supplemental Indenture are incorporated herein in all particulars.

ARTICLE VIII.

APPLICABILITY OF INDENTURE

The provisions of the Indenture are hereby ratified, approved and confirmed, except as otherwise expressly modified by this First Supplemental Indenture. The representations, warranties and covenants contained in the Indenture (except as expressly modified herein) are hereby reaffirmed with the same force and effect as if fully set forth herein and made again as of the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer has caused this First Supplemental Indenture to be executed in its corporate name and behalf by its Chief Financial Officer, and the Trustee, to evidence its acceptance of the trusts hereby created, has caused this First Supplemental Indenture to be executed in its corporate name and behalf, all in multiple counterparts, each of which shall be deemed an original. The Issuer’s charter is on file with the State Department of Assessments and Taxation of Maryland, and the Chief Financial Officer of the Issuer has executed this First Supplemental Indenture as an officer and not individually, and the obligations and rights set forth in this First Supplemental Indenture are not binding upon such officer, or the Board of Directors or shareholders of the Issuer, individually, but are binding only upon the assets and property of the Issuer.

KAYNE ANDERSON MLP INVESTMENT COMPANY

By:	/s/ Terry A. Hart
Name: Terry A. Hart Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. As Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch Title: Vice President

APPENDIX A

FORM OF NOTE

Attached.

APPENDIX B

FORM OF TRUSTEE AUTHENTICATION CERTIFICATE

Attached.

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

This is one of the Securities

of the series designated therein

and referred to in the within-

mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

As Trustee

By:
Authorized Signatory

Schedule I

Definitions

“Additional Covenant” shall mean any covenant in respect of the financial condition or financial position of the Issuer, including, but not limited to, covenants that specify or require the maintenance of certain financial ratios applicable to the Issuer, and the default provision related thereto (regardless of whether such provision is labeled or otherwise characterized as a covenant or a default).

“Adjusted LIBOR Rate” shall mean, for any Series HH Interest Period, LIBOR for such Series HH Interest Period plus 1.25% (125 basis points).

“Adjustment Period” shall mean, with respect to any calculation of the applicable interest rate in respect of the Notes, any period of time during which any Series HH Notes has a current rating of less than “A-” by Fitch or less than its equivalent by any other NRSRO.

“Agency Discounted Value” means the quotient of the Market Value of an Eligible Asset divided by the applicable Rating Agency Discount Factor, provided that with respect to an Eligible Asset that is currently callable, Agency Discounted Value will be equal to the quotient as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Agency Discounted Value will be equal to the quotient as calculated above or the par value, whichever is lower.

“Authorized Denominations” means $100,000 and any integral multiple thereof.

“Basic Maintenance Test” as of any Valuation Date is the requirement to maintain Eligible Assets with an aggregate Agency Discounted Value equal to at least the basic maintenance amount required by each Rating Agency under its respective Rating Agency Guidelines, separately determined.

“Blocked Person” means a Person described or designated in the “Special Designated Nationals and Blocked Persons List” issued by OFAC or otherwise a sanctions target pursuant to the Foreign Activities Laws.

“Calculation Agent” means an agent appointed by the Issuer to calculate LIBOR for purposes of this First Supplemental Indenture, which shall initially be the Trustee.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Controlled Entity” means any Affiliate of the Issuer (other than any Subsidiary thereof) that the Issuer Controls. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Portfolio Entities” is defined in Section 4.05.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is 2.00% per annum plus the Adjusted LIBOR Rate. The Default Rate shall be subject to adjustment under Section 2.07.

“Discount Factor” means the Fitch Discount Factor (if Fitch is then rating the Series HH Notes) or an Other Rating Agency Discount Factor, whichever is applicable.

“Discounted Value” means the quotient of the Market Value of an Eligible Asset divided by the applicable Discount Factor, provided that with respect to an Eligible Asset that is currently callable, Discounted Value will be equal to the quotient as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Discounted Value will be equal to the quotient as calculated above or the par value, whichever is lower.

“Eligible Assets” means Fitch Eligible Assets (if Fitch is then rating the Senior Securities) and/or Other Rating Agency Eligible Assets (if any Other Rating Agency is then rating the Senior Securities), whichever is applicable.

“Energy Sector” shall mean activities to develop petroleum or natural gas resources or nuclear power in Iran, including, but not limited to, providing oil or liquefied natural gas tankers or products used to construct or maintain pipelines used to transport oil or liquefied natural gas for the energy sector in Iran.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Issuer under section 414 of the Code.

“Event of Default” is defined in Section 5.01.

“Existing Note Purchase Agreements” means (i) that certain Note Purchase Agreement dated June 19, 2008 between the Issuer and the purchasers of notes signatory thereto, as amended, modified, replaced or refinanced from time to time, (ii) that certain Note Purchase

Agreement dated as of November 4, 2009 between the Issuer and the purchasers of notes signatory thereto, as amended, modified, replaced or refinanced from time to time, (iii) that certain Note Purchase Agreement dated as of May 7, 2010 between the Issuer and the purchasers of notes signatory thereto, as amended, modified, replaced or refinanced from time to time, (iv) that certain Note Purchase Agreement dated as of November 9, 2010 between the Issuer and the purchasers of notes signatory thereto, as amended, modified, replaced or refinanced from time to time, (v) that certain Note Purchase Agreement dated as of May 26, 2011 between the Issuer and the purchasers of notes signatory thereto, as amended, modified, replaced or refinanced from time to time, (vi) that certain Note Purchase Agreement dated as of May 3, 2012 between the Issuer and the purchasers of notes signatory thereto, as amended, modified, replaced or refinanced from time to time, and (vii) that certain Note Purchase Agreement dated as of April 16, 2013 between the Issuer and the purchasers of notes signatory thereto, as amended, modified, replaced or refinanced from time to time.

“Existing Notes” means the notes issued under the Existing Note Purchase Agreements, as amended, modified, replaced or refinanced from time to time.

“Extended 10-Day Period” shall have the meaning set forth in Section 5.01(c) of this Agreement.

“Fitch” means Fitch Ratings and its successors at law.

“Fitch Discount Factor” means the discount factors set forth in the Fitch Guidelines for use in calculating the Agency Discounted Value of the Issuer’s assets in connection with Fitch’s ratings then assigned on the Senior Securities.

“Fitch Eligible Asset” means assets of the Issuer set forth in the Fitch Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Issuer’s assets in connection with Fitch’s ratings then assigned on the Senior Securities.

“Fitch Guidelines” mean the guidelines provided by Fitch, as may be amended from time to time, in connection with Fitch’s ratings then assigned on the Senior Securities.

“Foreign Activities Laws” means the Trading with the Enemy Act, as amended, or any regulations administered or enforced by OFAC or any enabling legislation or executive order relating thereto.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any other jurisdiction in which the Issuer conducts all or any part of its business, or which asserts jurisdiction over any properties of the Issuer, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Holder” means, with respect to Series HH Notes, the registered holder of Series HH Notes as the same appears in the Security Register.

“Holder Forms” means any forms required to be filed by a holder of Series HH Notes pursuant to the 1940 Act or as required by the Federal Reserve Board.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

“Initial 30-Day Period” is defined in Section 5.01(c).

“Investment Grade” means a rating of “BBB-” or higher by Fitch or the equivalent rating by any other NRSRO.

“Iran” means the Government of Iran and any agency or instrumentality of the Government of Iran.

“KYN Notes” means the Series HH Notes and other debt Securities of the Issuer ranking in parity with the Series HH Notes that may be issued from time to time pursuant to the Indenture or otherwise.

“LIBOR” means, for any Series HH Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred thousandth of a percentage point) for deposits in U.S. dollars for a three-month period which appears on the Bloomberg Financial Markets Service Page BBAM 1 (or if such page is not available, the Reuters Screen LIBO Page) as of 11:00 a.m. (London, England time) on the date two (2) London Business Days before the commencement of such Series HH Interest Period (or three (3) London Business Days prior to the beginning of the first Series HH Interest Period). “Reuters Screen LIBO Page” means the display designated as the “LIBO” page on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits). If such rate does not appear on the Bloomberg Financial Markets Service Page BBAM 1 (or if such page is not available, the Reuters Screen LIBO Page) as of 11:00 a.m. (London, England time) on the date two (2) London Business Days before the commencement of such Series HH Interest Period (or three (3) London Business Days prior to the beginning of the first Series HH Interest Period), LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for such Series HH Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market (which may include affiliates of the initial purchaser of the Series HH Notes) selected by the Calculation Agent (as directed by the Issuer), at approximately 11:00 a.m., London time, on the day on which interest is determined for that Series HH Interest Period. The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR with respect to that Series HH Interest Period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR with respect to that Series HH Interest Period will be the arithmetic mean of the rates quoted by three major banks in New York City (which may include affiliates of the initial purchaser of the Series HH Notes) selected by the Calculation Agent (as directed by the Issuer), at approximately 11:00 a.m., New York City time, on the day on which interest is determined for that Series HH Interest Period for loans in U.S. dollars to leading European banks for that Series HH Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, LIBOR for that Series HH Interest Period will be the same as LIBOR as determined for the previous Series HH Interest Period.

“LIBOR Breakage Amount” means any loss, cost or expense actually incurred by any Holder of a Series HH Note as a result of any payment or prepayment of any Series HH Note on a day other than a regularly scheduled Series HH Interest Payment Date for such Series HH Note or at the scheduled maturity (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), and any loss or expense arising from the liquidation or reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. Each Holder shall determine the LIBOR Breakage Amount with respect to the principal amount of its Series HH Notes then being paid or prepaid (or required to be paid or prepaid) by written notice to the Issuer setting forth such determination in reasonable detail not less than two (2) Business Days prior to the date of prepayment in the case of any prepayment pursuant to Sections 2.03(a) and (b) and not less than one (1) Business Day in the case of any payment required by Sections 2.03(c) and 5.02. Each such determination shall be presumptively correct absent manifest error.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“London Business Day” means a day that is a Business Day and a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

“Market Value” means the market value of an asset of the Issuer determined as follows: Readily marketable portfolio securities listed on any exchange other than the NASDAQ are valued, except as indicated below, at the last sale price on the Business Day as of which such value is being determined. If there has been no sale on such day, the securities are valued at the mean of the most recent bid and asked prices on such day. Securities admitted to trade on the NASDAQ are valued at the NASDAQ official closing price. Portfolio securities traded on more than one securities exchange are valued at the last sale price on the Business Day as of which such value is being determined at the close of the exchange representing the principal market for such securities. Equity securities traded in the over-the-counter market, but excluding securities admitted to trading on the NASDAQ, are valued at the closing bid prices. Fixed income securities with a remaining maturity of 60 days or more are valued by the Issuer using a pricing service. When price quotations are not available, fair market value will be based on prices of comparable securities. Fixed income securities maturing within 60 days are valued on an amortized cost basis. For securities that are privately issued or illiquid, as well as any other portfolio security held by the Issuer for which, in the judgment of the Issuer’s investment adviser, reliable market quotations are not readily available, the pricing service does not provide a valuation, or provides a valuation that in the judgment of that investment adviser is stale or does not represent fair value, valuations will be determined in a manner that most fairly reflects fair value of the security on the valuation date under procedures adopted by the Board of Directors of the Issuer,

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Issuer.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Issuer taken as a whole, (b) the ability of the Issuer to perform its obligations under this First Supplemental Indenture and the Series HH Notes or (c) the validity or enforceability of this First Supplemental Indenture or the Series HH Notes.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“1940 Act” means the Investment Company Act of 1940, as amended.

“1940 Act Asset Coverage” means asset coverage required by the 1940 Act Senior Notes Asset Coverage and by the 1940 Act Total Leverage Asset Coverage.

“1940 Act Senior Notes Asset Coverage” means, asset coverage as defined by Section 18(h) of the 1940 Act as in effect on the date of this First Supplemental Indenture of at least 300% with respect to Senior Securities, determined on the basis of values calculated as of a time within 48 hours next preceding that of such determination.

“1940 Act Total Leverage Asset Coverage” means, asset coverage as defined by Section 18(h) of the 1940 Act as in effect on the date of this First Supplemental Indenture of at least 200% with respect to Senior Securities and Preferred Stock, determined on the basis of values calculated as of a time within 48 hours next preceding the time of such determination.

“Notice of Prepayment” is defined in Section 2.03(d).

“NRSRO” means a nationally recognized statistical ratings organization.

“OFAC” means the Office of Foreign Assets Control of the United States Treasury Department.

“Original Indenture” is defined in the recitals.

“Original Issue Date” means, August [22], 2013.

“Other Rating Agency” means each NRSRO, if any, other than Fitch then providing a rating for the Senior Securities.

“Other Rating Agency Discount Factor” means the discount factors set forth in the Other Rating Agency Guidelines of each Other Rating Agency for use in calculating the Agency Discounted Value of the Issuer’s assets in connection with the Other Rating Agency’s rating of Senior Securities.

“Other Rating Agency Eligible Assets” means assets of the Issuer set forth in the Other Rating Agency Guidelines of each Other Rating Agency as eligible for inclusion in calculating the Agency Discounted Value of the Issuer’s assets in connection with the Other Rating Agency’s rating of Senior Securities.

“Other Rating Agency Guidelines” mean the guidelines provided by each Other Rating Agency, as may be amended from time to time, in connection with the Other Rating Agency’s rating of Senior Securities.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Issuer or any ERISA Affiliate or with respect to which the Issuer or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Rating Agency” means Fitch (if Fitch is then rating Series HH Notes) and any Other Rating Agency.

“Rating Agency Discount Factor” means the Fitch Discount Factor (if Fitch is then rating Senior Securities) or an Other Rating Agency Rating Agency Discount Factor (if any Other Rating Agency is then rating Senior Securities), whichever is applicable.

“Rating Agency Guidelines” mean Fitch Guidelines (if Fitch is then rating Series HH Notes) and any Other Rating Agency Guidelines.

“Reference Agreement” is defined in Section 3.09.

“Responsible Officer of the Issuer” means any Senior Financial Officer and any other officer of the Issuer with responsibility for the administration of the relevant portion of this First Supplemental Indenture.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Issuer.

“Secured Indebtedness” is defined in Section 4.06.

“Securities Depository” means The Depository Trust Company and its successors and assigns or any successor securities depository selected by the Issuer that agrees to follow the procedures required to be followed by such securities depository in connection with the Series HH Notes.

“Senior Notes Basic Maintenance Amount” as of any Valuation Date has the meaning set forth in the Rating Agency Guidelines. Notwithstanding the foregoing, for purposes of determining the Senior Notes Basic Maintenance Amount, Series HH Notes held by the Issuer shall be disregarded and not deemed Outstanding but Series HH Notes held by any Affiliate of the Issuer shall be deemed Outstanding.

“Senior Securities” means indebtedness for borrowed money of the Issuer including, without limitation, the KYN Notes, bank borrowings and (without duplication) indebtedness of the Issuer within the meaning of Section 18 of the Investment Company Act.

“Series HH Interest Payment Date” is defined in Section 2.02 of the Agreement.

“Series HH Interest Period” shall mean each period commencing on the Original Issue Date and, thereafter, commencing on a Series HH Interest Payment Date and continuing up to, but not including, the next Series HH Interest Payment Date.

“Series HH Notes” means the Series HH Floating Rate Senior Notes or any other KYN Notes issued under the Indenture hereinafter designated as the Series HH Floating Rate Senior Notes.

“Series HH Prepayment Amount” is defined in Section 2.06.

“Series HH Required Holders” means, at any time, the Holders of more than 50% in principal amount of the Series HH Notes at the time Outstanding (exclusive of Series HH Notes then owned by the Issuer or any of its Affiliates).

“Stated Maturity” with respect to the Series HH Notes, shall mean August 19, 2016.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Issuer.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Total Assets” shall mean the aggregate amount of all assets of the Issuer determined in accordance with GAAP applicable to the Issuer.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Valuation Date” means every Friday, or, if such day is not a Business Day, the next preceding Business Day; provided, however, that the first Valuation Date may occur on any other date established by the Issuer; provided, further, however, that such first Valuation Date shall be not more than one week from the date on which Series HH Notes initially are issued.